Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Safety Components International, Inc. on Form S-8 (No. 333-109886) of our report dated June 6, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting for goodwill to conform with Statement of Financial Accounting Standard No. 142, effective March 31, 2002), appearing in the Transition Report on Form 10-K of Safety Components International, Inc. for the period from March 30, 2003 to December 31, 2003.

Deloitte & Touche LLP

Greenville, South Carolina
March 22, 2004